SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

SYNERGY FINANCIAL GROUP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, LP
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge/Strategic Fund, LP
PL Capital/Focused Fund, LP
PL Capital Offshore, Ltd.
Goodbody/PL Capital, LP
PL Capital Advisors, LLC
Advance Capital Partners
Padco Management Corp.
Peter Cocoziello
Irving Smokler Revocable Trust
Irving Smokler
Carol Smokler
Richard Lashley
John Palmer
Daniel Spiegel
               Daniel Eliades
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Filed by PL Capital Group

        PL Capital Group is sending a letter to stockholders of Synergy Financial Group, Inc. A copy of the letter follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

March 10, 2006

Dear Fellow Synergy Financial Stockholder:

Recently, you should have received our proxy materials, in which we seek your vote to elect two highly qualified candidates to the Board of Directors of Synergy Financial Group, Inc. (Synergy), at the upcoming April 4, 2006 Synergy Annual Meeting.

Collectively, our investment group (the PL Capital Group) owns 1,129,015 shares of Synergy, approximately 9.8% of Synergy’s outstanding common stock, and is Synergy’s largest shareholder. We are very interested in seeing Synergy, and all of its stockholders, prosper.

WHY ARE WE PROPOSING TWO CANDIDATES FOR SYNERGY’S BOARD, IN OPPOSITION TO THE CANDIDATES NOMINATED BY SYNERGY?

1.	Synergy has not performed the way we had hoped during the past two years. Synergy’s Return on Equity (ROE) was less than 5% in both 2004 and 2005, well below the average thrift, which had a ROE of 12.8%, and the average publicly traded thrift which had a 12.4% ROE during that same period. Synergy’s Return on Assets (ROA) was also less than one-half of the average thrift ROA in 2004 and 2005. Despite significant expenditures on new branches and personnel, Synergy’s core deposits also declined in both 2005 and 2004. See attached Exhibit 1 for more details.

2.	Despite this sub-par performance, over the past three years Synergy’s directors and officers have received compensation and benefits with a current value of over $14 million, which exceeds the total amount of net income earned by Synergy ($12 million) during the same period. During this period, each and every incumbent director has received compensation and benefits with over $500,000 of current value. We hope you find that level of compensation + benefits vs. net income to be as disturbing as we do. See attached Exhibit 2 for more details.

3.	The PL Capital Group would like to have Synergy allocate $20 million of capital to stock buybacks, due to the low ROE generated by Synergy. It is our view that $20 million of buybacks would not damage Synergy’s ability to grow. For example, if $20 million of buybacks had been applied to the December 31, 2005 balance sheet (assuming an average buyback price of $12.72 per share, the average price paid by the Company over the last two fiscal quarters for stock buybacks), the Company would still have stockholders’ equity of $75 million and an ample equity/assets ratio of 7.9%.

4.	We would like to see numerous changes made to Synergy’s corporate governance, as fully disclosed in PL Capital Group’s proxy statement. For example, Synergy’s Bylaws require that no one is allowed to serve on Synergy’s board unless they reside in one of four NJ counties in which Synergy has a branch. Disturbingly, four of Synergy’s existing directors do not even meet this standard! In fact, Synergy’s incumbent candidate W. Phillip Scott, not only does not live in one of the four local New Jersey counties, he resides in Tennessee!!. However, Mr. Scott and the existing directors don’t have to worry about losing their seats because the existing board exempted themselves from their own rule!!!

OUR HIGHLY QUALIFIED CANDIDATES

Daniel Spiegel and Daniel Eliades, both reside in Synergy’s four county market area and are highly qualified professionals. See their biographies attached in Exhibit 3.

OUR INTERESTS ARE ALIGNED WITH SHAREHOLDERS, NOT MANAGEMENT

No doubt, Synergy’s management may tell you how terrible it will be if their hand-picked incumbent directors don’t get re-elected. They will say that the PL Capital candidates will “interfere” with the company, and that no changes are needed. Status quo may be fine for the incumbent board and senior executives, who have personally received $14 million of value in the past three years, but we don’t think status quo is so “fine” for you and the shareholders.

Synergy is your company. You are the owner. The directors work for you. The only practical way to enforce your ownership rights is by electing directors who you think will advocate for your interests. It’s not up to the entrenched incumbent directors to tell you how you should vote. You have never had an alternate choice in any other Synergy board election until now.

        The PL Capital Group has spent over $13 million to buy 1.1 million Synergy shares. Just like you, we will make money on our investment if Synergy performs better and the stock goes up. Do you think the incumbent board members’ are more focused on shareholder value than our candidates? We believe having two new advocates for shareholders in the board room will be a good thing for you and all of Synergy’s shareholders. Please vote the enclosed GREEN proxy card FOR Dan Spiegel and Dan Eliades. Even if you have already voted on the Company’s white card you can vote again on the GREEN card if you support us. If you have any questions or need assistance please contact D.F. King & Co., our proxy solicitor, at 800-769-4414, or call us at the numbers noted below.

Best regards,

Mr. Richard Lashley, Principal	Mr. John Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd	20 East Jefferson Avenue
Chatham, NJ 07928	Suite 22
(973) 360-1666	Naperville, IL 60540
(973) 360-1720 (fax)	(630) 848-1340
bankfund@aol.com	(630) 848-1342 (fax)
palmersail@aol.com

Additional Information

PL Capital Group has filed a definitive proxy statement and other documents regarding its nomination of Daniel P. Spiegel and Daniel M. Eliades (the “PL Capital Nominees”) to serve as directors of Synergy with the U.S. Securities and Exchange Commission (SEC). The definitive proxy statement and the related proxy were mailed to stockholders of Synergy seeking their support of the PL Capital Nominees at Synergy’s 2006 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and any other document related to the solicitation of proxies by PL Capital Group from the stockholders of Synergy because they contain important information about PL Capital, the PL Capital Nominees, Synergy and related matters. Stockholders may obtain a free copy of the definitive proxy statement, related proxy statement and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement, related proxy and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group. PL Capital Group consists of the following who are the participants in the solicitation from Synergy’s stockholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, LP; Financial Edge/Strategic Fund, LP; PL Capital/Focused Fund, LP; PL Capital Offshore, Ltd.; Goodbody/PL Capital, LP; PL Capital Advisors, LLC; Advance Capital Partners; Padco Management Corp.; Peter Cocoziello; Irving Smokler Revocable Trust; Irving Smokler; Carol Smokler; Richard Lashley; John Palmer; Daniel Spiegel; and Daniel Eliades. Such participants may have interests in the solicitation, including as a result of holding shares of Synergy common stock. Information regarding the participants and their interests is contained in the definitive proxy statement that was filed by PL Capital Group with the SEC in connection with Synergy’s 2006 Annual Meeting of Stockholders.

Exhibit 1:

SYNERGY’S ROA AND ROE HAVE BEEN DECLINING AND ARE WELL BELOW THRIFT INDUSTRY AVERAGES:

Synergy’s Return on Assets (ROA), Return on Equity (ROE) and Net Interest Margin (NIM) have declined since the Company went public in 2002. In addition, Synergy’s ROA and ROE have consistently lagged behind thrift industry averages every year since Synergy became a thrift in 1998.

As noted in the table below, on average, Synergy’s ROA, ROE and NIM were higher in the period when it was a mutual savings bank (1998-2001) than in the years since it went public (2002-2005). After it went fully public (January 2004), its 2004 and 2005 average ROA, ROE and NIM were lower than in any one of the previous six years.

SYNERGY FINANCIAL ROA, ROE and NIM (for the years ended December 31,):

While a temporarily lower ROE may be understandable after the additional equity was raised in January 2004, it is troubling to us that the 2004 and 2005 ROAs have also declined. In fact, the 2005 ROA is the lowest ROA recorded by Synergy since 1998. We also do not see any trend in quarterly ROAs or ROEs since Synergy completed its second step conversion that gives us any comfort these performance measures will improve shortly. For example the fourth quarter 2005 ROA was 0.48% and the ROE was 4.81%. Even if SYNF was able to increase its ROA and ROE back up to the higher levels produced in 1998-2001, Synergy’s ROA and ROE would still trail thrift industry averages, as noted on the following page.

Exhibit 1 (cont’d):

SYNERGY’S ROA AND ROE ARE SIGNIFICANTLY LESS THAN THRIFT INDUSTRY AVERAGES:

Synergy cannot blame macro conditions in the thrift industry for its below average performance. The thrift industry has enjoyed significantly higher profitability than Synergy, each and every year, as noted below.

SYNERGY FINANCIAL (3) COMPARED TO All OTS THRIFTS (1) AND ALL PUBLICLY TRADED THRIFTS (2) (for the years ended December 31,):

Source:
(1) All OTS Thrifts — Office of Thrift Supervision (www.ots.treas.gov)
-includesaverage ROA and ROE for all OTS regulated thrifts, including mutual and publicly traded thrifts; the OTS is the primary federal regulator of the thrift industry
(2) Publicly traded thrifts-SNL Securities Interactive (www.snl.com/interactive)
-includes average ROA and ROE for all publicly traded thrifts tracked by SNL Securities
(3) Synergy-Company filings

Exhibit 2:

THE VALUE OF SYNERGY’S INSIDERS’ COMPENSATION AND BENEFITS EXCEEDS SYNERGY’S NET INCOME

Synergy’s officers and directors have been given compensation and benefits currently worth $14.5 million, since going public in September 2002, which exceeds Synergy’s net income for the years 2003, 2004 and 2005 combined.

TOTAL COMPENSATION AND BENEFITS TO OFFICERS AND DIRECTORS (for the years ended December 31,):

	2003 Value of Compensation + Benefits(1)(2)	2004 Value of Compensation + Benefits(1)(2)	2005 Value of Compensation + Benefits(1)(2)	TOTALS
DIRECTORS:

Nancy A. Davis	$277,854	$221,565	$29,100	$528,519

Magdalena M. De Perez	281,454	221,865	28,800	532,119

David H. Gibbons, Jr	278,454	221,565	29,100	529,119

Kenneth S. Kasper	282,354	224,865	32,400	539,619

Paul T. LaCorte	281,154	220,965	28,500	530,619

George Putvinski	277,854	222,465	30,000	530,319

W. Phillip Scott	281,454	221,265	27,600	530,319

Albert N. Stender	280,254	222,765	29,700	532,719

DIRECTORS TOTALS	$2,240,835	$1,777,319	$235,200	$4,253,354

EXECUTIVE OFFICERS:

John Fiore	$2,072,271	$1,760,282	$628,727	$4,461,281

Kevin McCloskey	1,034,649	723,310	269,031	2,026,990

Kevin Wenthen	1,026,687	703,223	236,659	1,966,569

Ralph Fernandez	979,106	664,458	--	1,643,564

A. Rich Abrahamian	--	--	98,750	98,750

EXECUTIVE OFFICER TOTALS	$5,112,712	$3,851,273	$1,233,167	$10,197,154

DIRECTORS AND EXECUTIVE
OFFICER TOTALS	$7,353,547	$5,628,593	$1,468,367	$14,450,507

(1)	Source: Company proxy filings; Figures for Directors include annual retainers, board meeting fees, committee meeting fees, profit sharing awards, current imputed value of stock options and restricted stock plan shares at $12.50 per share (Synergy’s closing price at December 30, 2005 was $12.54 per share)

(2)	Source: Company proxy filings; Figures for Officers include salary, bonus, all other compensation, current imputed value of stock options and restricted stock plan shares at $12.50 per share (Synergy’s closing price at December 30, 2005 was $12.54)

Includes vested and unvested options and shares. Amounts assume that the named officer /director become fully vested in the shares and options granted and that the shares/options are sold at $12.50 per share. The ultimate amount of value received will depend upon the price at which the options and shares are sold by the named officer/director.

Exhibit 2 (cont’d):

THE VALUE OF SYNERGY’S INSIDERS’ COMPENSATION AND BENEFITS EXCEEDS SYNERGY’S NET INCOME (cont’d):

NET INCOME vs. TOTAL COMPENSATION AND BENEFITS TO OFFICERS AND DIRECTORS (for the years ended December 31,):

	2003	2004	2005	TOTALS
DIRECTORS AND EXECUTIVE
OFFICER TOTAL COMP AND
BENEFITS	7,353,547	5,628,593	1,468,367	14,450,507

SYNERGY’S NET INCOME	3,412,000	4,203,000	4,493,000	12,108,000

COMP/BENEFIT TOTALS TO
DIRECTORS & EXEC. OFFICERS
AS % OF SYNERGY’S NET	216%	134%	31%	119%
INCOME

In addition to the compensation and benefits noted above, the Company also provides a Deferred Compensation Plan which permits directors and officers to defer the receipt of compensation until a future date. The amounts deferred earn interest at The Wall Street Journal “prime rate” plus 100 basis points, with a minimum of 4% and a maximum of 10%. At December 31, 2005 the prime rate was 7.25% which means Synergy was paying its directors and officers 8.25% on deferred compensation. This rate is well in excess of any deposit rate currently offered by Synergy to its customers.

We believe the compensation and benefits received by the directors and officers since going public (valued currently at $14.4 million) is unreasonable because it equals 119% of the net income generated by the Company during that same period.

Exhibit 3:

OUR HIGHLY QUALIFIED CANDIDATES

MR. DANIEL P. SPIEGEL

Daniel P. Spiegel, age 42, is the Chief Financial Officer of Atlantic Home Loans, Inc., a privately held mortgage banking company located in Parsippany, NJ. Atlantic Home Loans originates residential mortgage loans in New Jersey, Pennsylvania, New York, Connecticut, Virginia, Florida, and California. Mr. Spiegel has substantial banking experience in New Jersey over the past 20 years. Mr. Spiegel was named Senior Vice President at Summit Bank/Chatham in 1995 and served on its Asset/Liability Committee. At that time, Summit Bank/Chatham was a $5 billion in assets bank based in Chatham, New Jersey. Summit grew to become a $39 billion in assets company, then merged with Fleet/Boston Financial in 2000. Mr. Spiegel subsequently served as Senior Vice President of Residential Lending for Fleet National Bank and ran Fleet’s Secondary Marketing and Post Closing Operation, managing 150 employees at Fleet’s Cranford, New Jersey facility. Mr. Spiegel has extensive experience in credit risk management, interest rate risk management, residential loan pricing, mortgage servicing rights valuation, asset securitization, and mortgage backed securities trading. Mr. Spiegel also had experience in the integration of numerous mergers completed by Summit. Based upon Mr. Spiegel’s experience, we believe he qualifies as a “financial expert,” as that term is defined by the Sarbanes-Oxley Act. This important designation is currently held by only one of the nine current incumbent directors of Synergy.

Mr. Spiegel is a lifelong resident of Metuchen, New Jersey and is actively involved in local civic affairs and community activities. In 1985, Mr. Spiegel was elected to serve a three year term as Metuchen Borough Councilman at the age of 22. In 1989, Mr. Spiegel was appointed to the Metuchen Zoning Board of Adjustment and has served continuously for 16 years, including three years as Vice Chairman.

Mr. Spiegel holds a B.A. in Economics and Political Science from Rutgers University and was selected to the Eagleton Institute’s Undergraduate Associate Honor’s program. Mr. Spiegel has substantial experience investing in banks and thrifts in New Jersey which represent the majority of his private investment portfolio. Personally, he is the beneficial owner of 15,605 shares of Synergy (5,861 shares directly and an additional 9,744 as custodian for his minor daughter’s UGMA). As a member of the PL Capital Group he may be deemed to be the beneficial owner of 1,129,015 shares (inclusive of his, and his daughters’15,605 shares).

Exhibit 3 (cont’d):

OUR HIGHLY QUALIFIED CANDIDATES

MR. DANIEL M. ELIADES

Daniel M. Eliades, age 40, is a founding member of Forman Holt & Eliades, LLC (“FHE”) a law firm based in Rochelle Park, New Jersey, with additional offices in New York and Pennsylvania. Mr. Eliades and/or FHE have represented many of New Jersey’s leading banks and thrifts including Hudson United Bank, Bergen Commercial Bank, Interchange Bank, Valley National Bank, Summit Bank and others. In addition, Mr. Eliades and/or FHE have represented numerous mortgage brokerage companies, insurance companies and various other secured and unsecured lenders. Mr. Eliades and FHE currently serve as national bankruptcy counsel for the real estate and hospitality groups of Cendant Corporation, representing entities in the mortgage origination, real estate brokerage and travel/hospitality industries.

Mr. Eliades received a B.A. from the College of New Jersey and law degree from Seton Hall University. Mr. Eliades is a member of the Bars of the State of New Jersey and the Commonwealth of Pennsylvania. Mr. Eliades is also a member of the Bars of the United States District Court for the District of New Jersey and the United States Court of Appeals, Third Circuit. Mr. Eliades is a member of the American Bar Association, New Jersey Bar Association and the Essex County Bar Association. Mr. Eliades is also a member of the Commercial Law League of America and the International Franchise Association.

Mr. Eliades has authored numerous publications and often lectures on bankruptcy and commercial law issues. Mr. Eliades has served as an Associate Adjunct Professor of Bankruptcy Law at New York University’s continuing legal education programs and has formerly served as a Master in the William H. Gindin Bankruptcy Inn of Court.

Mr. Eliades was appointed by the Supreme Court of the State of New Jersey to the District IIB Ethics Committee for a four year term beginning September 1, 2003. Mr. Eliades has been appointed as a “Special Master” by a judge of the Superior Court to provide recommendations as to an election dispute in Essex County. Mr. Eliades has also been appointed as a “Condemnation Commissioner” by judges of the Superior Court in several cases concerning the condemnation of various re-development properties in Newark, New Jersey

Mr. Eliades lives in Westfield, New Jersey. Mr. Eliades owns 1,000 shares of Synergy directly. As a member of the PL Capital Group, he may be deemed to be the beneficial owner of 1,129,015 shares (inclusive of his 1,000 shares held directly).